CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Union Bankshares, Ltd.


We consent to incorporation by reference in the registration statement on Form S-8 relating to the Company's Profit Sharing 401(k) Plan, of our report dated January 23, 1996 (except for Note 15 as to which the date is March 4, 1996) relating to the consolidated balance sheets of Union Bankshares, Ltd., and subsidiary as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of Union Bankshares, Ltd.


                                        /s/McGladrey & Pullen, LLP
                                        McGLADREY & PULLEN, LLP


Charlotte, North Carolina
September 29, 1997